Rio de Janeiro, June 30, 2017.

B3 S.A. – Brasil, Bolsa, Balcão

Att: Nelson Barroso Ortega

Superintendence of Corporate Monitoring

c.c.:

Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários—CVM)

Att.: Fernando Soares Vieira – Superintendent of Corporate Relations

Francisco José Bastos Santos – Superintendent of Relations with Market and Agents

Re.: Official Letter 1209/2017 – SAE

Request for clarification regarding news published in the press

Dear Sirs,

In reference to Official Letter 1209/2017 – SAE sent by B3 S.A. – Brasil, Bolsa, Balcão (“Official Letter”), in which Oi S.A. – In Judicial Reorganization (“Company”) is called to provide clarification regarding a news article published by O Globo newspaper on June 28, 2017, transcribed below, the Company hereby clarifies the following:

“June 29, 2017

1209/2017-SAE

Oi S.A.

Attn. Ricardo Malavazi Martins

Managing Officer

Re.: Request for clarification regarding news published in the press

Dear Sirs,

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Estado do Rio de Janeiro                                                                                                                    www.oi.com.br

A news report published by Lauro Jardim’s Blog for the newspaper O Globo, on June 28, 2017, states, among other information, that:

1.         A committee formed by shareholders and officers of Oi decided, at a meeting held on June 28, 2017 in Rio de Janeiro, that it will make a billion-dollar capitalization of the operator. It will total R$8 billion.

2.         One part will be contributed before the closing of the judicial reorganization and the remainder within three years.

We request clarification on the items indicated by June 30, 2017, with your confirmation or otherwise, as well as other information considered important.”

As already informed, Oi hereby reiterates that it continues holding discussions with creditors, potential investors and other stakeholders in connection with its judicial reorganization plan, with the purpose of bringing improvements that could be approved as quickly as possible by the General Meeting of Creditors, ensuring the sustainability of the Company’s business.

At the Board of Directors Meeting held on June 21, 2017, the Company’s management, jointly with Laplace Finanças, the Company’s financial advisor for the judicial reorganization, presented to the members of the Board of Directors analysis and scenarios developed based on feedback of creditors in order to allow the evolution of the interactions regularly taking place. These scenarios were discussed with the Board of Directors, which authorized the continuity of the discussions and in-depth analysis of certain relevant themes, including, among others, the possible conditions of any contribution of funds to the Company as part of the judicial reorganization plan. These themes were later debated and deepened at a non-deliberative meeting held on June 28, 2017 by the working group created for the purposes of the Company’s judicial reorganization by the Board of Directors at meetings held on August 31, 2016 and September 14, 2016.

Specifically regarding the matters described in the news article, the Company informs that no decision was taken regarding the terms of any proposal, nor were approved any alterations to the new financial conditions presented to the Court as adjustments to the Company’s judicial reorganization plan on March 28, 2017.

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Estado do Rio de Janeiro                                                                                                                    www.oi.com.br

Finally, considering the speculations published in the media in connection with its activities, Oi cautions its shareholders and the market in general to consider only information and documents officially disclosed by the Company in its organized communication channels, including the several notices related to its judicial reorganization.

Oi remains at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Estado do Rio de Janeiro                                                                                                                    www.oi.com.br